Exhibit 3.19

COMPANIES ACTS, 1963 to 2003

AN UNLIMITED COMPANY HAVING A SHARE CAPITAL

ARTICLES OF ASSOCIATION

of

KEN WEST HOLDINGS

(in the process of changing its name to

CanWest Media Works Ireland Holdings)

(as amended by all Special Resolutions

up to and including those passed on 27 July 2004)

PRELIMINARY

1.	Table A: The regulations in Part II of Table A in the First Schedule to the Act (as amended by the Acts) will (with the exception of regulations 40 to 46 inclusive of Part I of that Table) apply to the company subject to the alterations herein contained and will, so far as not inconsistent with these presents, bind the company and the shareholders.

2.	Number of Members: The number of members with which the company proposes to be registered is twenty five but the directors may from time to time register an increase of members.

3.	Definitions: In these articles, unless the context otherwise requires:

“the 1983 Act” means the Companies (Amendment) Act, 1983;

“the 1990 Act” means the Companies Act, 1990;

“the Acts” means the Companies Acts, 1963 to 2003;

“the Auditors” means the auditors or auditor for the time being of the company;

“Ireland” means Ireland excluding Northern Ireland and all references in Table A to “the State” will be construed as meaning references to Ireland; and

“Table A” means Table A in the First Schedule to the Act.

4.	Interpretation:

4.1.	All references in Table A to the Companies Acts, 1963 to 1983 will be construed as references to the Acts.

4.2.	Unless the contrary is clearly stated, reference to any section of any of the Acts is to such section as same may be amended, extended or re-enacted (whether before or after the date hereof) from time to time.

4.3.	Reference to any legislation or document includes that legislation or document as amended or supplemented from time to time.

4.4.	Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine, and words importing persons include corporations.

4.5.	Headings are inserted for convenience only and do not affect the construction of these articles.

SHARE CAPITAL

5.	Capital Structure:

5.1.	The authorised capital of the Company is €20,000,000 and Canadian $500,000,000 divided into 20,000,000 Ordinary Shares of €1.00 each (the “Ordinary Shares”) and 500,000 Redeemable Preference Shares of Canadian $1,000 each (the “Redeemable Preference Shares”).

5.2.	The Ordinary Shares and Redeemable Preference Shares shall each constitute separate classes of shares in the capital of the Company but shall, save as hereinafter provided, rank pari passu in all respects.

5.3.	The rights attaching to the share capital of the Company shall be as under noted:

(i)	Voting:

(a)	The holders of Ordinary Shares shall be entitled to receive notice of and to attend, speak and vote in person or by proxy (whether on a show of hands or on a poll or otherwise) at any General Meeting of the Company.

(b)	The holders of Redeemable Preference Shares shall be entitled to receive notice of and attend, but not to speak or vote at any General Meeting of the Company.

(ii)	Dividends: Dividends may, at the discretion of the directors, be declared and paid on any class or classes of shares in the capital of the Company, without declaring or paying the same or any dividend on any other class or classes of shares in the capital of the Company.

(iii)	Winding Up/Return of Capital: On a return of assets on liquidation or otherwise, the assets of the Company available for distribution among the members shall be applied as follows and in the following order of priority:-

(a)	the holders of Redeemable Preference Shares in accordance with the amount paid up or credited as paid up in respect thereof shall be entitled to receive an amount equal to the Redemption Amount in respect of each such Preference Share held;

(b)	the holders of Ordinary Shares in accordance with the amount paid up or credited as paid up in respect thereof shall be entitled to receive an amount equal to the subscription price paid or credited as paid up (being the nominal value and any premium due and paid on subscription) in respect of each such Ordinary Share held; and

(b)	any surplus remaining after Articles 5.3(ii)(a), and 5.3(ii)(b) are satisfied shall be paid to the holders of the Ordinary Shares in proportion to the amounts paid up or credited as paid up on the Ordinary Shares held by them.

5.4.

(i)	Subject to the provisions of the Companies Acts, any Redeemable Preference Share shall be redeemable by either the Company or the holder of that share, as follows:

(a)	where the Company wishes to redeem any Redeemable Preference Share it shall issue a written notice of redemption to the holder of the Redeemable Preference Share(s) and where the holder of the Redeemable Preference Share(s) wishes to redeem any Redeemable Preference Share(s) it shall issue a written notice of redemption to the Company (in either case the “Preference Share Redemption Notice”);

(b)	the Preference Share Redemption Notice shall specify the number of Redeemable Preference Shares which are to be redeemed, the redemption price to be paid per share (which shall be equal to the Redemption Amount of each Redeemable Preference Share) and the total redemption price in respect of all Redeemable Preference Shares specified in the Preference Share Redemption Notice;

(c)	within 7 days (or such other period as may be specified in the Preference Share Redemption Notice) after the date of the Preference Share Redemption Notice the holder of any Redeemable Preference Shares to be redeemed shall deliver to the Company the share certificate or certificates (or such suitable indemnity as the Company shall determine) in respect of the relevant shares and on the expiry of the 7th day (or such other period as may be specified in the Preference Share Redemption Notice) after the date of the Preference Share Redemption Notice the relevant shares shall be deemed to be redeemed. Failure to deliver the relevant share certificate or indemnity within the time period specified shall not be an impediment to the redemption of the relevant shares and on the expiry of the specified period the relevant shares shall be deemed to be redeemed and any share certificates (or indemnities) delivered to the Company shall be cancelled in respect of the relevant shares and in the case of any Redeemable Preference Shares which are redeemed but for which share certificates have not been delivered to the Company, the relevant share certificates shall be deemed to be cancelled;

(d)	upon redemption of the relevant shares the Company shall deliver to the holder of the Redeemable Preference Share(s) the aggregate Redemption Amount due to be paid in respect of the redemption of the relevant shares as specified in the Preference Share Redemption Notice by way of cheque, bank draft or wire transfer (as determined by the Company) and in the case of any Redeemable Preference Shares which have been redeemed but for which the relevant share certificates(s) or an appropriate indemnity has not been furnished, the Company shall pay the total amount due in respect of the redemption of such shares into a separate bank account in the name of the Company and shall hold such amount in trust for the recipient pending receipt of the relevant share certificate(s) or an appropriate indemnity.

(ii)	The “Redemption Amount” shall in respect of each Redeemable Preference Share comprise of the aggregate of the subscription price paid or credited as paid up (being the nominal value and any premium due and paid on subscription) and any declared but unpaid dividend(s) in respect of such share.

6.	Alterations to Capital: The company may by Special Resolution:

6.1.	increase its share capital by such sum to be divided into shares of such amount as the resolution may prescribe;

6.2.	consolidate its shares into shares of a larger amount than its existing shares;

6.3.	sub-divide its shares into shares of a smaller amount than its existing shares;

6.4.	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person; or

6.5.	reduce its share capital in any way, whether by purchase, redemption or otherwise.

7.

Directors’ Authority to Allot Shares: The directors are generally and unconditionally authorised to exercise all powers of the company to allot relevant securities (as defined for the purposes of Section 20 of the 1983 Act) up to an amount equal to the authorised but as yet unissued share capital of the company, and such authority will expire on 23 July 2009 save that the company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such offer or agreement as if the authority conferred hereby had not expired. Section 23(1) of the 1983 Act is hereby excluded in its application in relation to all allotments by the company of equity securities as defined for the purposes of that section.

8.	Financial Assistance: The company may give any form of financial assistance which is permitted by the Acts for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the company or in the company’s holding company and regulation 10 of Part I of Table A will be modified accordingly.

GENERAL MEETINGS

9.	General Meetings outside Ireland: Annual general meetings shall be held in Ireland unless in respect of any particular meeting either all the members entitled to attend and vote at such meeting consent in writing to its being held elsewhere or a resolution providing that it be held elsewhere has been passed at the preceding annual general meeting. Extraordinary general meetings may be held in or outside Ireland. Regulation 47 of Part I of Table A will not apply and regulation 50 will be construed as if the words “within the State” were deleted therefrom.

10.	Auditors’ Requisition: An extraordinary general meeting shall be convened upon the requisition of the Auditors under the circumstances described in section 186 of the 1990 Act, as well as upon the requisition described in regulation 50 of Part I of Table A.

PROCEEDINGS AT GENERAL MEETINGS

11.	Proxies: In regulation 70 of Part I of Table A the words “not less than 48 hours before the time for holding” and “not less than 48 hours before the time appointed for” will be deleted and there shall be substituted therefor the words “before the commencement of” on both occasions.

12.	Poll: A poll may be demanded at any general meeting by any member present in person or by proxy who is entitled to vote thereat and regulation 59 of Part I of Table A will be modified accordingly.

RESOLUTIONS IN WRITING BY MEMBERS

13.	A resolution in writing made pursuant to regulation 6 of Part II of Table A may consist of one document or two or more documents to the same effect each signed by one or more members.

DIRECTORS

14.	No Share Qualification: A director or alternate director will not be required to hold any shares in the company by way of qualification, and regulation 77 of Part I of Table A will not apply.

15.	Directors’ Right to Attend Meetings: A director who is not a member of the company will nevertheless be entitled to receive notice of, attend and speak at any general meeting or separate meeting of the holders of any class of shares, and regulation 136 of Part I of Table A will be modified accordingly.

POWERS AND DUTIES OF DIRECTORS

Powers to Borrow and Grant Security: The directors may exercise all the powers of the company to borrow money add to mortgage or charge its undertaking, property and uncalled capital or any part thereof and, subject to section 20 of the 1983 Act, to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the company or of any third party. Regulation 79 of Part I of Table A will not apply.

16.	Interests in Contracts: The obligations of a director to disclose the nature of his interest in any contract or proposed contract with the company will apply equally to any shadow director who shall declare his interest in the manner prescribed by section 27(3) of the 1990 Act.

Directors’ Contracts: No contract will be entered into by the company for the employment of, or the provision of services by, a director or a director of a holding company of the company containing a term to which section 28 of the 1990 Act applies without obtaining the approval provided for in that section, and regulation 85 of Part I of Table A will be modified accordingly.

DISQUALIFICATION OF DIRECTORS

17.	The office of director will be ipso facto vacated if the director:

17.1.	becomes prohibited from being a director of the company by reason of any declaration or order made under section 150 or 160 of the 1990 Act; or

17.2.	is removed from office by notice in writing served upon him signed by all his co-directors

17.3.	as well as under the circumstances described in regulation 91 of Part I of Table A,

ROTATION AND RE-ELECTION

18.	The directors will not retire at the first annual general meeting or by rotation, or require to be re-elected in general meeting following appointment by the directors. Regulations 92 to 100 inclusive of Part I of Table A will be modified accordingly.

PROCEEDINGS OF DIRECTORS

19.	Committees of Directors: The meetings and proceedings of any committee formed by the directors will be governed by the provisions of these articles regulating the meetings and proceedings of directors so far as the same are applicable and are not superseded by any regulations imposed on such committee by the directors.

20.	Alternate Directors: Any director may from time to time appoint any person to be his alternate. The appointee, while he holds office as an alternate, will be entitled to notice of meetings of the directors and to attend and vote thereat as a director, but will not be entitled to be remunerated otherwise than out of the fees of the director appointing him. Any appointment under this article shall be effected by notice in writing given by the appointer to the secretary. Any appointment so made may be revoked at any time by the appointer by notice in writing given by the appointer to the secretary, and an alternate’s appointment will ipso facto come to an end if for any reason the director appointing him ceases to be a director.

21.	An alternate may exercise all the powers, rights, duties and authorities of the director appointing him (other than the right to appoint an alternate hereunder).

22.	A person may act as an alternate for more than one director and while he is so acting will be entitled to a separate vote for each director he is representing and, if he is himself a director, his vote or votes as an alternate will be in addition to his own vote. An alternate will be counted for the purpose of reckoning whether a quorum is present at any meeting attended by him at which he is entitled to vote, but where he is himself a director or is the alternate of more than one director he will only be counted once for such purpose.

23.	Regulation 9 of Part II of Table A will not apply.

24.	Resolutions of Directors and Committees at Electronic Meetings:

24.1.	All or any of the directors, or of the members of a Committee, can take part in a meeting of the directors, or of a Committee as the case may be, by the use of conference telephone, video-conferencing or other telecommunications equipment designed to allow all persons participating to hear each other speak (an “Electronic Meeting”).

24.2.	A person taking part in this way will be counted as being present at the meeting, and an Electronic Meeting will be considered to be a meeting of directors, or of a Committee as the case may be, for the purpose of passing resolutions but not for doing any other act or thing which, under specific requirements of the Acts, must be done at a meeting of directors.

24.3.	The provisions of these regulations, in so far as they relate to the summoning of meetings of directors or of Committees, the appointment and powers of a chairman, the transaction of business, alternates, quorum, voting, adjournment and the keeping of minutes, will apply to an Electronic Meeting as if it were a meeting of directors, or of a Committee as the case may be, at which all those taking part were in the physical presence of each other.

25.

Resolutions of Directors and Committees in Writing: A resolution in writing signed by each director (or his alternate) will be as valid as if it had been passed at a meeting of the directors duly convened and held. A resolution in writing signed by each member of a Committee (or, in the case of a director, his alternate) will be as valid as if it had been passed at a meeting of that Committee duly convened and held. Such a resolution may consist of one document or two or more documents to the same effect each signed by one or more of the signatories.

EXECUTIVE DIRECTORS

26.	The directors may from time to time appoint one or more of themselves to be managing director or any other category of executive director for such period and on such terms as to remuneration or otherwise as they think fit, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. Regulations 110 and 111 of Part I of Table A will not apply and regulation 112 will apply to all executive directors as it applies to a managing director.

THE SEAL

27.	An alternate who is not also a director will be entitled to sign or countersign an instrument to which the seal is affixed as if he were the director who appointed him, and regulation 115 of Part I of Table A will be modified accordingly.

ACCOUNTS

28.	The company will comply with the provisions of the Acts and all other relevant legislation with regard to accounts, and regulations 125 to 129 of Part I of Table A will be modified accordingly.

CAPITALISATION OF PROFITS

29.	The reference in regulation 130 to section 64 of the Act will be construed as a reference to section 207 of the 1990 Act.

AUDITORS

30.

The auditors will be appointed and removed and their rights and duties regulated in accordance with the Acts. The auditors will be entitled to attend any general meeting and to receive all notices of, and other communications relating to, any general meeting which any member is entitled to receive, and to be heard on any part of the business which concerns them as auditors. Regulation 132 of Part I of Table A will not apply.

INDEMNITY

31.	Subject to the acts, every director, managing director, agent, auditor, secretary and other officer for the time being of the company shall be indemnified out of the assets of the company against any liability incurred by him in defending any proceedings, whether civil or criminal, in relation to his acts while acting in such office, in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 391 of the Act in which relief is granted to him by the court. Regulation 138 of Part I of Table A will not apply.